September 27, 2010
The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, Connecticut 06115
Ladies and Gentlemen:
     We have acted as special counsel to The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), in connection with the offering by the U.S. Department of the Treasury (the “Selling Security Holder”) pursuant to a registration statement on Form S-3 (No. 333-168532) of 52,093,973 warrants of the Company (the “Warrants”), each representing the right to purchase one share of common stock of the Company, par value $0.01 per share, to be issued under a warrant agreement dated as of September 21, 2010 (the “Warrant Agreement”) between the Company and The Bank of New York Mellon, as warrant agent (the “Warrant Agent”). Such registration statement, as amended as of its most recent effective date (September 21, 2010), insofar as it relates to the Warrants (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement;” the related prospectus dated August 4, 2010, included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus;” and the related prospectus supplement dated September 21, 2010, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Prospectus Supplement.” The Base Prospectus and the Prospectus Supplement together are herein called the “Prospectus.”
     In arriving at the opinions expressed below, we have reviewed the following documents:

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(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

(c)	an executed copy of the Underwriting Agreement dated September 21, 2010 (the “Underwriting Agreement”) among the Company, the Selling Security Holder and the several underwriters named in Schedule I thereto;

(d)	an executed copy of the Warrant Agreement;

(e)	a facsimile copy of the Warrants in global form, as executed by the Company and countersigned by the Warrant Agent; and

(f)	copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.
In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
     In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:
     1. The execution and delivery of the Warrants have been duly authorized by all necessary corporate action of the Company, and the Warrants have been duly executed and delivered by the Company and are the valid, binding and enforceable obligations of the Company.
     2. The shares of the Company’s common stock for which the Warrants are exercisable have been duly authorized by all necessary corporate action of the Company and, upon issuance and delivery thereof upon exercise of the Warrants in accordance with the Warrant Agreement and the terms of the Warrants, will be validly issued, fully paid and nonassessable.
     Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or the General Corporation Law of the

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State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation (excluding for such purposes any matter relating to the insurance laws and regulations of each such State)) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.
     The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware).
     We hereby consent to the use of our name in the Registration Statement and the Prospectus under the headings “Validity of the Securities” and “Legal Opinions,” and to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated September 27, 2010. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By	/s/ Janet L. Fisher
Janet L. Fisher, a Partner